Exhibit 99.2

Apollo Group, Inc. Announces Retirement Timetable of Co-CEO Charles B. Edelstein

PHOENIX—January 5, 2012—Apollo Group, Inc. (Nasdaq: APOL) today announced that Charles B. “Chas” Edelstein will retire as co-Chief Executive Officer and director of the company on August 26, 2012. Following his retirement as co-CEO, Mr. Edelstein will serve the company in a part-time advisory capacity through February 2013.

Gregory W. Cappelli will assume all duties and responsibilities as Chief Executive Officer of Apollo Group, upon Mr. Edelstein’s retirement later this year. Mr. Edelstein and Mr. Cappelli have served together as co-CEOs of Apollo Group since 2009, jointly managing the company’s business and leading the firm’s executive management team.

“Helping to lead Apollo Group through a critical chapter in the company’s history has been my most rewarding professional accomplishment,” said Edelstein. “I am immensely proud of the world-class leadership team Greg and I have built over the past three years. Together we launched a cutting-edge technology learning platform, rolled out industry-leading student protection measures and implemented an aggressive corporate diversification and development strategy. I’m gratified to know that these efforts have made such a positive impact on the company.”

“Chas has made a series of tremendously valuable contributions during his tenure as co-CEO,” said Cappelli. “Chas and I have worked together with our team to help build a clear strategic roadmap for the company, to differentiate and diversify our educational portfolio, and to make significant improvements to the student experience. I personally thank Chas for his leadership, dedication, and most importantly his friendship to so many of us at Apollo Group.”

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at http://www.apollogrp.edu.

Source: Apollo Group, Inc.

Media Contact:

Apollo Group Media Hotline, 602-254-0086 // media@apollogrp.edu

Investor Contacts:

Beth Coronelli, 312-660-2059 // beth.coronelli@apollogrp.edu

Jeremy Davis, 312-660-2071 // jeremy.davis@apollogrp.edu